Exhibit 10.30

To,

SUN PHARMACEUTICAL INDUSTRIES LIMITED

Sun House, 201 8/1, Western Express Highway,

Goregaon East,

Mumbai- 400063

Sub: Consent to Assignment

Ref: Supply and Marketing Agreement dated 10th day of October, 2016 read with Assignment Agreement dated 15th October, 2016 executed between Vyome Biosciences Private Limited (“Company”) and Sun Pharmaceutical Industries Limited (“Sun”) (hereinafter referred to as (“Agreement”).

Dear Sir/Madam,

We refer to the Agreement, wherein the Company holds the Intellectual Property and technical Dossier for the Product/s (as defined in the Agreement) and Sun has the expertise in marketing, selling and distributing pharmaceutical products in India. Both the parties have mutually agreed, to enter into an Agreement to record terms and conditions to carry out the commercialization of the Product/s (as defined in the Agreement) within the Territory (as defined in the Agreement) through Sun.

The Company is presently undergoing a restructuring process, whereby the research & development undertaking of the Company will be demerged and will form a part of an entity named, Vyome Therapeutics Limited, a public limited company incorporated under the Companies Act, 2013 having its corporate office at Plot No. 465, F.I.E. Patparganj Industrial Area, New Delhi- 110092 (“VTL”/ “Assignee”). The Hon’ble National Company Law Tribunal, Ahmedabad (“NCLT”) has, pursuant to an order dated October 31, 2018, sanctioned the Scheme of Arrangement (“Scheme”) for demerger of research and development undertaking of the Company to VTL. Consequently, the Agreement stands assigned by the Company to VTL in terms of NCLT order subject to the prior consent of Sun (“Assignment”).

The Company therefore, pursuant to the terms and conditions of clause 18 of the Agreement, seeks prior written consent of Sun, to assign all of its right, title, and interest in, to the said Agreement to the Assignee effective from October 1, 2017 (“Effective Date”). Accordingly, Sun hereby agrees to provide its consent to the said Assignment, subject to the terms and conditions mentioned below:

(i)	The Company fully understands and agrees that, the consent pursuant to clause 18 of the Agreement is subject to Assignee expressly and unconditionally assuming and agreeing to be bound by and to perform and comply with, each and every obligation of the Company under the Agreement and the obligations of Assignee under the Assignment which the Assignee hereby does.
(ii)	The Company further agrees that, this consent shall not at any event, constitute consent to any subsequent assignment and shall not relieve Assignee or any person claiming under or through Assignee, of the obligation/s to obtain the consent of Sun, pursuant to Clause 18 of the Agreement for any future assignment.
(iii)	The Company and Assignee further covenant and agree that, under no circumstances whatsoever shall Sun be liable for any liability or other charge/s and/or expense/s (such as stamp duty expenses etc.), whether directly or indirectly, in connection with the Assignment. The Assignor and Assignee further irrevocably and unconditionally agree to protect, defend, indemnify and hold Sun harmless from any and all cost/s and/or expense/s (including but not limited to attorneys’ fees) (“Claim”) incurred by Sun in connection with the Assignment.
(iv)	Company further agrees that it shall at all times be jointly and severally be liable with the Assignee for the performance of any and all obligations accrued before the Effective date of this consent.

Except as explicitly set forth herein, nothing contained herein shall be deemed or construed to modify, waive, impair or affect any of the covenants, agreements, terms, provisions or conditions contained in the Agreement.

The effectiveness of this Letter shall be subject to and conditioned upon the full execution and delivery by and among the parties to this Letter and receipt of Sun’s consent in connection with the Assignment.

Unless otherwise notified by the Assignee, copies of any notices to be provided pursuant to the Agreement shall be sent to the Assignee at the following address:

Vyome Therapeutics Limited

Plot No. 465 F.l.E, Ground Floor,

Patparganj Industrial Area,

New Delhi - 110092

Attn: Ms. Shefali Khaladkar

We request you to acknowledge, take on record and confirm the above understanding.

The terms of this Letter are contractual and not merely a recital and shall be binding upon the parties to this Letter, and their respective successors in interest and assigns.

For Vyome Biosciences Private Limited Mr.N Venkateswarlu /s/ N Venkateswarlu Authorized Signatory	Acknowledged and Accepted by Sun Pharmaceuticals Industries Limited /s/
Date: December 14, 2018	Date: December 14, 2018
Acknowledged and Accepted by For Vyome Therapeutics Limited /s/ Shefali Khaladkar Authorized Signatory
Date: December 14, 2018